Exhibit 99.1

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Sr. Vice President and Treasurer
	(609) 655-4500	(609) 655-4500

      PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANK ANNOUNCES EXPIRATION OF SHAREHOLDER RIGHTS PLAN

CRANBURY NJ – MARCH 24, 2014…1ST Constitution Bancorp (NASDAQ: FCCY) today announced that it has chosen to allow its shareholder rights plan (the “Rights Plan”) to expire in accordance with its terms at 5:00 p.m., New York City time, on March 29, 2014. Shareholders are not required to take any action as a result of this expiration.

In connection with the expiration of the Rights Plan, 1st Constitution will be taking routine steps to voluntarily de-register the related preferred stock purchase rights under the Securities Exchange Act of 1934, as amended, and to delist the preferred stock purchase rights from the Nasdaq Global Market. These actions are administrative in nature and will have no effect on the Company’s common stock, which continues to be listed on the Nasdaq Global Market.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.